Exhibit 5.1

June 9, 2023

Humacyte, Inc.
2525 East North Carolina Highway 54
Durham, North Carolina 27713
Ladies and Gentlemen:
We have acted as counsel to Humacyte, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Registration Statement on Form S-3, which was filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (such registration statement is herein referred to as the “Registration Statement”), of the resale of up to 1,333,334 shares (the “Resale Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), that are issuable upon the exercise of an option (the “Option”) by the holders thereof, issued pursuant to the Option Agreement, dated as of May 12, 2023 (the “Option Agreement”), by and between TPC Investments III LP and TPC Investments Solutions LP, and the Company.

We have reviewed the (i) the Option Agreement and (ii) such other corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

With respect to the Resale Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, including the Resale Shares, and anti-dilution adjustments to outstanding securities of the Company, including the Option, may cause the foregoing to be exercisable for more shares of Common Stock than the number that remain authorized but unissued. We also have assumed that the Exercise Price (as defined in the Option Agreement) will not be adjusted to an amount below the par value per share of the Common Stock.

Humacyte, Inc.
June 9, 2023

Based upon the foregoing, and subject to the qualifications set forth herein, we are of the opinion that the Resale Shares have been duly authorized and, when issued and paid for upon exercise of the Option, in accordance with the terms of the Option Agreement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the District of Columbia. We do not express any opinion herein on any laws other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP